Exhibit 10.5

PartnerRe Ltd.
Executive Stock Option Agreement

      This Option Agreement (the "Agreement") commences and is made effective as of <Date>, by and between PartnerRe Ltd. (the "Company"), and <Name> (the "Optionee"), an employee of the PartnerRe Group (PartnerRe Group is defined to include PartnerRe Ltd. and its affiliates and subsidiaries).

      WHEREAS, the Company desires to afford the Optionee the opportunity to purchase common shares, $1.00 par value, of the Company ("Shares") pursuant to the PartnerRe Ltd. 2005 Employee Equity Plan (the “Plan”). Further, it is understood by the Optionee and the Company that it is the expectation of the Company that the Optionee will view the grant of such Option awards with a long term view of increasing shareholder value and thereby retain a substantial portion of such Option awards received during the period of employment subject to the expiration periods of such Options awarded.

      NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

      2. Grant of Options. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee options (the "Options") to purchase up to, but not exceeding in the aggregate, the number of shares of Shares as set forth in the attachment to this Agreement (the “Notice of Grant”). Subject to the same terms and conditions set forth herein and in the Plan, the Company may make one or more additional grants of Options to the Optionee by providing the Optionee with a new Notice of Grant, which shall include any differing terms and conditions. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional options.

      3. Exercise Price. The exercise price per share Option shall be the price provided in the Notice of Grant, (the "Exercise Price"), which shall not be less than the Fair Market Value per Share at the time of grant.

      4. Term of Options. The term of the Options shall be no longer than ten (10) years from the date of grant provided in the Notice of Grant (the “Date of Grant”), subject to earlier termination as provided in Section 5 hereof.

     5. Termination of Employment. In the event the Optionee ceases to be an employee of the PartnerRe Group prior to the expiration of the term of the option, as provided in Section 4 above (the “Expiration Date”), the following restrictions apply,

If the Optionee ceases employment by reason of:

a. Death or Disability. (i) Options which are vested on the date of termination shall remain exercisable for twelve (12) months following the date of termination of employment, but in no event shall such vested Options remain exercisable later than the Expiration Date, and (ii) unvested Options shall be forfeited on the date of such termination.

For the purposes of Section 5.a. above, unless otherwise determined by the Committee, the definition of “Disability” as a reason for termination of employment shall have the same meaning as provided either in the Optionee’s jurisdictional legislation or the Company employee benefit plans in which the employee participates.

b. Company with Cause, Company without Cause, Employee Termination with Good Reason, Employee Termination without Good Reason (other than for Retirement). (i) Options which are vested on the date of termination shall remain exercisable for three (3) months following the date of termination of employment, but in no event shall such vested Options remain exercisable later than the Expiration Date, and (ii) unvested Options shall be forfeited on the date of such termination.

c. Retirement. (i) Options, which are vested on the date of termination, shall remain exercisable until the Expiration Date, and (ii) unvested Options shall continue to vest under the original vesting provisions for thirty-six (36) months following the date of termination of employment and shall remain exercisable until the Expiration Date.

d. Post-termination Covenants. Notwithstanding the provisions of section 5.c. above, the continuation of the vesting and exercise periods following retirement is contingent upon the Executive’s compliance with the limitations on his business activity, including; (i) refraining from competing in the reinsurance business in the locations where PartnerRe does business, and, (ii) refraining from soliciting employees or customers of PartnerRe to a company that competes in the reinsurance business in the locations where PartnerRe does business, and (iii) disclosing confidential information of PartnerRe (unless legally required to do so); until the sooner of (i) thirty–six months following retirement, or (ii) until all options granted pursuant to this agreement have vested and have been exercised or expired.

e. Retirement. As defined under this agreement is a voluntary termination after achieving any of the following age and service combinations:
55 years old with 10 years of service; or
58 years old with 8 years of service; or
60 years old with 5 years of service.

In the event that any of the terms laid down in the Optionee’s contract of employment conflict with the provisions of this section, the contract of employment shall prevail.

     6. Shareholder Rights. The Optionee shall have no rights as a shareholder with respect to any Shares issuable upon the exercise of any Option award until the date of issuance of said Shares by the Company’s Share Registrar. No adjustments, other than as provided in Section 6(f) of the Plan, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions for which the record date is prior to the date the certificate for such Shares is issued.

     7. Transferability. Options may be transferable, to the extent provided in this Agreement, to any person or entity who would be considered a “family member” of the Participant for purposes of Form S-8 under the U.S. Securities Act of 1933.

     8. Method of Exercising Options. Subject to the terms and conditions of this Agreement, Company Designated Insiders will need to request pre-clearance from Group Legal in compliance with PartnerRe Ltd.’s Trading Policy. Optionees will need to complete the Company’s Notice of Exercise form stating their election to exercise Options and it shall be signed by the person or persons so exercising the Options and forwarded to Group HR. Procedures are provided by the Company.

      9. Payment of Purchase Price for Shares. Payment for shares acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options either:

(A)	in immediately available funds in United States dollars, by wire transfer, certified or bank cashier’s check; or

(B)	by surrender to the Company of Shares which have a Fair Market Value equal to such aggregate purchase price and which satisfy such other requirements as the Company may impose; or

(C)	by delivering irrevocable trade instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate exercise price; or

(D)	by any combination of (A), (B), or (C) above; or

(E)	by any other means approved by the Committee.

The Share certificate acquired upon exercise of Options shall be registered in the name of the person or persons so exercising the Options. All Shares purchased upon the exercise of Options as provided herein shall be fully paid and non-assessable.

     10. Non-Qualified Shares Options. Options granted hereunder are not intended to be an "incentive shares option" within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986 as amended.

     11. Data Protection. The Optionee hereby acknowledges and agrees that PartnerRe Group may process personal data about the Optionee in relation to the shares option award herein. The Optionee acknowledges that, in connection with the above and strictly for said purposes, some of this personal data may be transferred internally to other affiliates of the Company and externally to the Company's broker E-Trade in the U.S.A and to Hewlett-Packard Gmbh, in Switzerland, which is responsible for the technical and operational aspects of the Company's human resource systems. The Optionee shall have the right to access and rectify personal data maintained by PartnerRe Group.

     The Optionee hereby gives his or her explicit consent to PartnerRe Group to transfer or process any such personal and/or sensitive data outside of the country in which he or she is providing services.

     12. Rights or Entitlements. The Optionee hereby acknowledges and agrees that this award does not provide any entitlement to any benefit other than that granted under the Plan. The Optionee further acknowledges and agrees that any benefits granted under the Plan are not a part of such Optionee’s base salary or other compensation, and will not be considered a part of any pension or severance payments in the event of a termination of the Optionee’s employment or service for any reason.

     13. Change in Control. Upon a Change in Control, all options will be subject to Section 11 of the Plan.

     14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Bermuda without reference to the principles of conflicts of laws thereof.

     16. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:

Name:
Title:

OPTIONEE

By:
Name: